Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q3 RESULTS

STRONG Q3 NET SALES, EPS, AND CASH FLOW

RAISES FULL YEAR EPS OUTLOOK

2020 Third Quarter Results	2020 Full Year Outlook
•Sales growth +13.9% •Organic sales +9.9%	•Reported Sales growth raised to 11% (previously 9-10%) •Organic Sales growth raised to 9% (previously 7-8%)
•Gross Margin -110 bps. to 45.5%, due to tariffs and acquisition accounting •EPS +37.1%; Adjusted EPS +6.1% •YTD Cash from Operations +29.3%	•Adjusted EPS growth raised to 13%-14%[1], including investments •Cash from Operations raised to $975MM (previously $960MM)

EWING, NJ, OCTOBER 29, 2020 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported third quarter 2020 EPS of $0.85, a 37.1% increase versus year ago.  Adjusted EPS, which excludes a favorable acquisition related earn-out adjustment, grew 6.1% to $0.70.2

Third quarter net sales grew 13.9% to $1,241.0 million.  The Company continued to experience a significant increase in consumer demand for many of its products, primarily in response to the COVID-19 pandemic.  Organic sales grew 9.9% driven by a volume increase of 10.2%, partially offset by 0.3% from unfavorable product mix and pricing in support of new products.  Volume growth was driven by higher consumption and restocking of retailer inventories.

Matthew Farrell, Chief Executive Officer, commented, “Q3 was an extraordinarily strong quarter for Church & Dwight.  Both our household and personal care businesses delivered higher volume growth as consumers and retailers focused on core essentials.  Our brands experienced strong consumption in Q3 and we continue to see similar strength in October.  The pandemic drove double digit consumption growth in most domestic categories, especially gummy vitamins, women’s hair removal, cleaners, and baking soda.  Restrictions on consumer mobility continued to suppress the condoms and dry shampoo categories, although we saw significant sequential improvement in Q3.  Consumption of water flossers was flat in Q3 and positive for October, after experiencing double-digit declines in Q2.  Year-to-date shipments and consumption are generally in balance for our brands.  However, retailer in-stocks continue to lag normal levels for some brands, including gummy vitamins, baking soda, and cleaners.  Online sales as a percentage of total sales continued to grow rapidly and reached 13% of sales in Q3, up from 8% last year.  The International business had a strong quarter despite the global COVID-19 pandemic, with extremely strong and broad-based consumption increases across many countries and brands.  After 3 consecutive quarters of growth, SPD sales contracted primarily in the non-dairy segment.

“In this unusual time, our focus is on the safety of our employees, meeting the needs of our customers and consumers, and ensuring our brands are even stronger moving forward.  I want to again thank Church & Dwight employees around the world for their dedication to keeping our Company going during the pandemic, especially our manufacturing and distribution employees and lab technicians.”

Third Quarter Review

Consumer Domestic net sales were $954.6 million, a $127.0 million or 15.3% increase driven by household and personal care sales growth.  Organic sales increased 10.7% due to higher volume (+11.1%), offset by lower price and product mix (-0.4%) as a result of increased promotion and couponing for new products.  Strong consumption was the primary driver for the sales increase.  Organic sales growth was led by VITAFUSION® and L’IL CRITTERS® gummy vitamins, WATERPIK® oral care products, ARM & HAMMER® liquid laundry detergent, OXICLEAN® stain fighters, KABOOM® bathroom cleaners, ARM & HAMMER® clumping cat litter and baking soda, and FIRST RESPONSE® diagnostic kits.

Consumer International net sales were $213.6 million, a $27.2 million or 14.6% increase versus the prior year.  Organic sales increased 11.6% due to higher volume (+11.7%).  Organic sales growth was driven primarily by the Global Markets Group and Canada.

Specialty Products net sales were $72.8 million, a $2.6 million or 3.4% decrease.  Organic sales also decreased 3.4% due to lower volume (-3.8%) offset by higher pricing (+0.4%).  The lower volume was primarily driven by the non-dairy Animal and Food Production and specialty chemical businesses as they face continuing challenges from the COVID-19 pandemic reducing demand.

Gross margin decreased 110 basis points to 45.5% due to the impact of tariffs, COVID-19 pandemic related expenses, higher manufacturing costs due to outsourcing, and acquisition accounting, partially offset by productivity improvements.  Specifically, gross margin was impacted by a 200 basis point headwind in the quarter, from the year-over-year impact of tariffs (-110 basis points), and acquisition accounting (-90 basis points).

Marketing expense was $170.9 million, an increase of $45.7 million or 36.5% reflecting brand investments to provide momentum going into 2021.  Marketing expense as a percentage of net sales increased 230 basis points to 13.8%.

Selling, general, and administrative expense (SG&A) was $120.5 million or 9.7% of net sales, a 550 basis point decrease, primarily due to an acquisition related earn-out adjustment.  Adjusted SG&A of $171.5 million decreased 30 basis points as a percentage of net sales primarily due to leverage from strong sales growth. 2

Income from Operations was $273.8 million or 22.0% of net sales.  Adjusted Income from Operations was $222.8 million or 17.9% of net sales excluding the acquisition related earn-out adjustment. 2

Other Expense of $12.3 million declined $3.9 million due to lower interest expense resulting from lower interest rates.

The effective tax rate was 17.3% compared to 21.6% in 2019, a decrease of 430 basis points, primarily driven by higher tax benefits related to stock option exercises.

Operating Cash Flow

Cash flow continues to be exceptionally strong.  For the first nine months of 2020, cash from operating activities increased 29.3% to $798.2 million, a $180.7 million increase from the prior year due to higher cash earnings and an improvement in working capital. Capital expenditures for the first nine months were $54.6 million, a $14.9 million increase from the prior year.  Full year capex spending is expected to be approximately $100 million, reflecting plans for expansion in manufacturing capacity for laundry, litter, and vitamins.  Due to our strong cash position, the Company may resume stock purchases in the future.

At September 30, 2020, cash on hand was $549.1 million, while total debt was $1,813.5 million.

2020 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we launched new products in several categories in 2020.  VITAFUSION new gummy vitamin products include Triple Immune Power, Apple Cider Vinegar, Organic Prenatal Multi, and IRRESISTIBLE SKIN™.  To capitalize on increased consumer interest in immunity, VITAFUSION launched POWER ZINC™ and Elderberry gummies in both adult and kids’ variants.  WATERPIK® is having great success in the second year of the SONIC FUSION® launch.  We launched ARM & HAMMER CLEAN & SIMPLE™ laundry detergent which has only 6 ingredients plus water, on trend with consumers’ desire for ‘better for me’ products, which are simple and have fewer ingredients.  We launched ARM & HAMMER CLUMP & SEAL ABSORBx™ clumping cat litter, a first of its kind revolutionary new litter made from DESERT DRY MINERALS™ that is 55% lighter than our regular litter.  TROJAN® launched the TROJAN G SPOT™ condom featuring a unique shape for targeted stimulation.  FLAWLESS® launched NU RAZOR™, a waterless whole-body hair removal product for women to use anywhere, anytime.”

Outlook for 2020

Mr. Farrell stated, “2020 is shaping up to be another outstanding year for Church & Dwight.  The Company is well positioned in the current economic environment and the future, due to a combination of being in the right categories and having a balance of value and premium brands and the ability to make investments.

“Given our strong year to date performance, we have raised our full year outlook for sales, EPS, and cash flow. We now expect approximately 11% full year 2020 sales growth (previously 9-10%) and approximately 9% organic sales growth (previously 7-8%).  Our cash from operations is now expected to be $975 million or a 13% increase versus prior year.

“We will continue to make incremental investments in Q4 as a result of our strong results.  As in years past, these actions help the Company enter the coming year with momentum.  Specifically, we expect significantly higher marketing spending, investments for surge capacity in manufacturing, R&D, new product development, consumer research, digital advertising, and predictive analytics.  These investments have historically proven to position the Company for future growth.

“We expect gross margin to contract 20 basis points for the full year due to tariffs on WATERPIK products, COVID-19 related costs, new product support, the impact of acquisition accounting, and incremental manufacturing and distribution capacity investments.  Due to non-recurring Q4 supply chain costs, we now expect second half gross margin to be down 190 basis points (previously down 150 basis points).  Our marketing as a percentage of sales is now expected to be flat for the full year given significant increases in the back half.  Accordingly, we now expect adjusted EPS growth to be $2.79 to $2.81 or up 13%-14%.1

“In Q4, we expect reported sales growth of approximately 9%, organic sales growth of approximately 8%, gross margin contraction, significantly higher marketing expense, and a lower tax rate.  As a result, we expect Q4 EPS to be $0.50-$0.52 per share excluding the acquisition earn-out adjustment.”1

1 This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS, the most directly comparable GAAP financial measure, expected for 2020 or the fourth quarter of 2020, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

2 See non-GAAP reporting reconciliations.

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2020 earnings results on October 29, 2020 at 10:00 am (EDT).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 9285485.  A replay will be available at 855-859-2056 using the same access code through the close of business on November 5, 2020.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, and FLAWLESS®.  These twelve key brands represent approximately 85% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2019 Barron’s 100 Most Sustainable Companies and on the EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2019 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2019-Sustainability-Report.pdf

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from nationwide or local or regional outbreaks or increases in infections and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of the CARES Act and other governmental actions; unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10Q.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for these reconciliations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Sales	$1,241.0	$1,089.4	$3,600.5	$3,213.5
Cost of sales	675.8	581.7	1,943.7	1,753.5
Gross Profit	565.2	507.7	1,656.8	1,460.0
Marketing expenses	170.9	125.2	389.6	352.4
Selling, general and administrative expenses	120.5	165.7	428.1	462.6
Income from Operations	273.8	216.8	839.1	645.0
Equity in earnings of affiliates	1.9	2.1	5.5	5.5
Other income (expense), net	(14.2)	(18.3)	(47.7)	(54.5)
Income before Income Taxes	261.5	200.6	796.9	596.0
Income taxes	45.3	43.3	161.2	124.5
Net Income	$216.2	$157.3	$635.7	$471.5
Net Income per share - Basic	$0.87	$0.64	$2.58	$1.91
Net Income per share - Diluted	$0.85	$0.62	$2.52	$1.87
Dividends per share	$0.24	$0.23	$0.72	$0.68
Weighted average shares outstanding - Basic	247.7	246.8	246.5	246.4
Weighted average shares outstanding - Diluted	253.3	252.9	252.0	252.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and Cash Equivalents	$549.1	$155.7
Accounts Receivable	372.8	356.4
Inventories	497.7	417.4
Other Current Assets	24.9	26.9
Total Current Assets	1,444.5	956.4
Property, Plant and Equipment (Net)	579.5	573.0
Equity Investment in Affiliates	9.4	9.7
Trade Names and Other Intangibles	2,674.1	2,750.0
Goodwill	2,078.2	2,079.5
Other Long-Term Assets	291.3	288.8
Total Assets	$7,077.0	$6,657.4
Liabilities and Stockholders’ Equity
Short-Term Debt	$1.6	$252.9
Other Current Liabilities	970.3	839.4
Total Current Liabilities	971.9	1,092.3
Long-Term Debt	1,811.9	1,810.2
Other Long-Term Liabilities	1,082.9	1,087.1
Stockholders’ Equity	3,210.3	2,667.8
Total Liabilities and Stockholders’ Equity	$7,077.0	$6,657.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2020	September 30, 2019

Net Income	$635.7	$471.5

Depreciation and amortization	138.9	129.9
Change in fair value of business acquisition liabilities	(71.7)	9.7
Deferred income taxes	28.0	6.1
Non-cash compensation	18.7	17.7
Gain on sale of assets	(3.0)	-
Other	1.7	5.0
Subtotal	748.3	639.9

Changes in assets and liabilities:
Accounts receivable	(18.1)	(41.8)
Inventories	(82.3)	(7.1)
Other current assets	(4.1)	6.5
Accounts payable and accrued expenses	140.1	1.8
Income taxes payable	13.1	14.9
Other	1.2	3.3
Net cash from operating activities	798.2	617.5

Capital expenditures	(54.6)	(39.7)
Acquisitions	-	(475.0)
Proceeds from sale of assets	7.0	-
Other	(3.6)	(4.3)
Net cash (used in) investing activities	(51.2)	(519.0)

Net change in short-term debt	(250.4)	72.4
Payment of cash dividends	(177.7)	(168.2)
Proceeds from stock option exercises	89.1	49.8
Purchase of treasury stock	-	(250.0)
Payment of business acquisition liabilities	(14.5)	-
Deferred financing and other	(0.2)	(2.6)
Net cash (used in) financing activities	(353.7)	(298.6)

F/X impact on cash	0.1	(1.9)

Net change in cash and cash equivalents	$393.4	$(202.0)

2020 and 2019 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2020	9/30/2019	Change
Household Products	$501.4	$463.5	8.2%
Personal Care Products	453.2	364.1	24.5%
Consumer Domestic	$954.6	$827.6	15.3%
Consumer International	213.6	186.4	14.6%
Total Consumer Net Sales	$1,168.2	$1,014.0	15.2%
Specialty Products Division	72.8	75.4	-3.4%
Total Net Sales	$1,241.0	$1,089.4	13.9%

	Nine Months Ended		Percent
	9/30/2020	9/30/2019	Change
Household Products	$1,540.4	$1,371.1	12.3%
Personal Care Products	1,236.3	1,060.7	16.6%
Consumer Domestic	$2,776.7	$2,431.8	14.2%
Consumer International	599.7	559.7	7.1%
Total Consumer Net Sales	$3,376.4	$2,991.5	12.9%
Specialty Products Division	224.1	222.0	0.9%
Total Net Sales	$3,600.5	$3,213.5	12.0%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude a significant one-time item that is not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2020

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	13.9%	15.2%	15.3%	14.6%	-3.4%
Less:
Acquisitions	4.2%	4.4%	4.6%	3.7%	0.0%
Add:
FX / Other	-0.2%	-0.3%	0.0%	-1.4%	0.0%
Divestitures	0.4%	0.4%	0.0%	2.1%	0.0%

Organic Sales Growth	9.9%	10.9%	10.7%	11.6%	-3.4%

	Nine Months Ended 09/30/2020

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	12.0%	12.9%	14.2%	7.1%	0.9%
Less:
Acquisitions	3.4%	3.7%	3.7%	4.1%	0.0%
Add:
FX / Other	0.3%	0.3%	0.0%	1.6%	0.0%
Divestitures	0.3%	0.3%	0.0%	1.8%	0.0%

Organic Sales Growth	9.2%	9.8%	10.5%	6.4%	0.9%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	For the quarter ended September 30, 2020	For the quarter ended September 30, 2019	Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.85	$0.62	37.1%
Flawless Earn-Out Adjustment	$(0.15)	$0.04	-
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.70	$0.66	6.1%

	For the three months ended September 30, 2020		For the three months ended September 30, 2019		Change
		% of NS		% of NS
Adjusted SG&A
SG&A - Reported	$120.5	9.7%	$165.7	15.2%	(550)	bps
Flawless Earn-Out Adjustment	$51.0	4.1%	$(12.0)	-1.1%	520	bps
SG&A - Adjusted	$171.5	13.8%	$153.7	14.1%	(30)	bps

	For the three months ended September 30, 2020	Percentage of Net Sales
Adjusted Income From Operations
Income From Operations - Reported	$273.8	22.0%
Flawless Earn-Out Adjustment	(51.0)	-4.1%
Income From Operations - Adjusted	$222.8	17.9%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2020	December 31, 2020
Reported Sales Growth	9.0%	11.0%
Less: Acquisition	-1.0%	-3.0%
Add: FX / Other	-	+1.0%

Organic Sales Growth	8.0%	9.0%